Exhibit 10.50

April 9, 2003

Badar Baqai
70 Lima Terrace
Fremont, CA 94539

Re:                             Terms of Separation

Dear Badar:

This letter sets forth the agreement between you and Silicon Image, Inc (the “Company”) concerning the terms of your separation and the separation compensation we discussed.

1.                                       Separation Date:  Your employment terminates effective April 30, 2003 (the “Separation Date”).

2.                                       Severance Pay:  Although the Company is under no obligation to provide you with any form of severance pay, the Company will give you a severance package consisting of a) six (6) months base annual earnings cash severance, subject to applicable withholdings 2003, b) twelve (12) months of vesting acceleration for options for 180,000 shares with an exercise price of $1.14 (with all other options to cease vesting on the Separation Date), and c) a period of twelve (12) months following the Separation Date to exercise all vested options.  In addition, your present medical, dental and vision benefits will remain in effect until October 31, 2003.

By signing below, you acknowledge that you are receiving the compensation outlined in this paragraph in consideration for the release of claims and other terms contained in this agreement, and that you would not otherwise be entitled to payment in the manner outlined herein.

3.                                       Return of Company Property:  You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

4.                                       Confidential Information:  You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement you signed upon joining the Company and that as a result of your employment with The Company you have had access to The Company’s Proprietary Information (as defined in that agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to The Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

5.                                       Waiver of Claims:  The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with The Company or your separation from The Company. You hereby release and waive any and all claims you may have against The Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.                                       Nondisparagement:  You agree that you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

7.                                       Legal and Equitable Remedies:  You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

8.                                       Attorneys’ Fees:  If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.                                       Confidentiality:  The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and The Company reached an amicable resolution of any disputes concerning your separation from The Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

10.                                 No Admission of Liability:  This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

11.                                 Entire Agreement:  This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12.                                 Modification:  It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

13.                                 Review of Separation Agreement:  You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement.  You also understand you may revoke this agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 2 will be paid only at the end of that seven (7) day revocation period.

14.                                 Non-Solicitation:  Beginning on the date of this letter and continuing until one year after the Separation Date, you will not solicit any employee of the Company or its subsidiaries to terminate his or her employment with the Company or its subsidiaries.

If you agree to abide by the terms outlined in this letter, please sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Steve Tirado
President

I have read and considered and agree to the foregoing.

[Employee]

Date:

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